Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 225 to Registration Statement No. 033-72424 on Form N-1A of our report dated June 26, 2018, relating to the financial statements and financial highlights of Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund, each a series of Financial Investors Trust (the “Funds”), appearing in the Annual Reports on Form N-CSR of the Funds for the year ended April 30, 2018 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 23, 2019